EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2023

Contact: Brian Koopman (801) 566-1200April 25, 2023

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2023, Utah Medical Products, Inc. (Nasdaq: UTMD) attained financial results consistent with achieving its goals previously announced for calendar year 2023.

Summary of results.

The following is a summary comparison of 1Q 2023 with 1Q 2022 income statement measures:

Revenues (Sales):	+ 1.6%
Gross Profit (GP):	+ 4.1%
Operating Income (OI):	( 1.9%)
Net Income (NI):	+19.2%
Earnings Per Share (EPS):	+20.2%

Profit margins in 1Q 2023 compared to 1Q 2022 follow:

	1Q 2023 (JAN – MAR)	1Q 2022 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	62.6%	61.1%
Operating Income Margin (operating income/ sales):	35.5%	36.7%
EBT Margin (profits before income taxes/ sales):	40.9%	36.8%
Net Income Margin (profit after taxes/ sales):	33.7%	28.7%

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Domestic sales in 1Q 2023 were 10% lower, but sales outside the U.S. (OUS) were up 23% in USD terms compared to 1Q 2022.  Using the same foreign currency exchange (FX) rates for sales not invoiced in USD, i.e. in “constant currency” terms, OUS sales were up 28%. Because 28% of consolidated USD sales were invoiced in foreign currencies, the change in FX rates for OUS sales did have an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2023 and 1Q 2022 follow:

1Q 20231Q 2022    Change

GBP 1.215 1.339(9.3%)

EUR 1.078 1.126(4.2%)

AUD 0.685 0.724(5.3%)

CAD 0.739 0.789(6.3%)

The weighted-average negative impact on foreign currency sales was 5.9%, reducing reported USD sales by $223 relative to the same foreign currency sales in 1Q 2022.  In constant currency terms, total consolidated 1Q 2023 sales were up $420 (+3.4%).

Due mostly to better absorption of manufacturing overhead costs in Ireland and lower employee healthcare plan costs in the U.S., UTMD was able to increase its 1Q 2023 Gross Profit Margin (GPM), gross profits/sales, compared to 1Q 2022.

Consolidated OI in 1Q 2023 at $4,439 (35.5% of sales) was $84 lower than 1Q 2022 OI of $4,522 (36.7% of sales).  Although UTMD’s 1Q 2023 Operating Income Margin (OIM) benefitted from higher sales, a higher GPM and a stronger USD which reduced OUS operating expenses in USD terms by $80, it suffered more from the $348 (2.8% of sales) higher litigation expenses compared to 1Q 2022.  The $1,105 per quarter straight-line amortization of the $21,000 purchase price that UTMD paid CSI in early 2019 to acquire the remaining 4.75 years’ exclusive U.S. Filshie distribution rights was 8.8% of 1Q 2023 sales compared to 9.0% of 1Q 2022 sales. The purchase price of CSI’s remaining exclusive distribution rights was recognized as an identifiable intangible asset (IIA) which will be fully amortized in October 2023. IIA amortization expense in total, including that remaining from the 2011 Femcare acquisition, which comprises a significant portion of General & Administrative (G&A) operating expenses, was 12.7% of 1Q 2023 consolidated sales compared to 13.3% of 1Q 2022 consolidated sales. In other words, UTMD’s OIM excluding IIA amortization and litigation expense was 51.4% in 1Q 2023 compared to 50.5% in 1Q 2022.

Income Before Tax (EBT) benefitted from much higher interest income on UTMD’s cash reserves.   Non-operating income (NOI) in 1Q 2023, in which interest income is captured, was $681 compared to $8 in 1Q 2022. As a result of $589 higher EBT and a lower income tax provision rate due to a portion of NOI received from tax exempt interest, UTMD’s Net Income Margin (NIM) in 1Q 2023 at 33.7% was substantially higher than the 28.7% NIM in 1Q 2022.  UTMD’s consolidated income tax provision rate in 1Q 2023 was 17.7% of EBT compared to 22.0% in 1Q 2022. The result was that 1Q 2023 NI was 19.2% higher, and 1Q 2023 Earnings Per Share were 20.2% higher, than in 1Q 2022.

UTMD’s March 31, 2023 Balance Sheet, in the absence of debt, remained strong.  Ending Cash and Investments were $80.9 million on March 31, 2023 compared to $75.1 million on December 31, 2022. Stockholders’ Equity was up $3.8 million in the first three month calendar period from December 31, 2022.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2023 and the end of 1Q 2022 follow:

3-31-233-31-22    Change

GBP 1.237 1.315  (6.0%)

EUR 1.087 1.110  (2.0%)

AUD 0.670 0.750(10.6%)

CAD 0.739 0.801  (7.7%)

Sales.

Total consolidated 1Q 2023 UTMD sales were $197 (+1.6%) higher than in 1Q 2022. Constant currency sales were $420 (+3.4%) higher. U.S. domestic sales were 10.0% lower and OUS sales were 22.9% higher despite an average 5.9% stronger USD. Because of the relatively short span of time, results for any given three-month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic sales in 1Q 2023 were $7,185 compared to $7,984 in 1Q 2022.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “Filshie device sales”, manufactured by Femcare and distributed in the U.S. by UTMD.

1)Direct sales, representing 50% of total domestic sales, were $372 (9.3%) lower in 1Q 2023 than in 1Q 2022.  This was due to continuing supply chain disruption, in particular independent sterilizer capacity constraints.

2)OEM sales, representing 32% of total domestic sales, were $375 (+14.0%) lower. U.S. sales to UTMD’s largest OEM customer which had grown rapidly in recent years were $391 lower in 1Q 2023 compared to 1Q 2022.

3)Filshie device sales were $51 (3.9%) lower in 1Q 2023 compared to 1Q 2022.

OUS sales in 1Q 2023 were $5,335 compared to $4,339 in 1Q 2022. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were reduced $223 as a result of changes in FX rates resulting from an average 5.9% stronger USD.  In other words, constant currency OUS sales were $5,558, which was 28.1% higher than in 1Q 2022.  The foreign currency OUS sales in 1Q 2023 were $3,558, which was 67% of OUS sales and 28% of total consolidated sales.  Foreign currency OUS sales in 1Q 2022 were $2,906, which was 67% of OUS sales and 24% of total consolidated sales.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing products, including quality assurance and freight for receiving raw materials from vendors, from revenues. UTMD’s GP was $310 (+4.1%) higher in 1Q 2023 than in 1Q 2022.  GP increased more than revenues due primarily to two favorable period-to-period differences: better absorption of manufacturing overhead costs in Ireland as a result of production which increased more than overhead costs increased, and 2) much lower healthcare costs for U.S. employees compared to 1Q 2022 under UTMD’s self-funded plan. The Company selectively raised product prices during 1Q 2023 based on specific input costs from vendors. As another cost-of-living pay adjustment for employees becomes effective in April 2023, the Company still expects to maintain its GPM for the year as a whole consistent with 2022.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE is comprised of G&A expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  Consolidated OE were $3,404 in 1Q 2023 (27.2% of sales) compared to $3,010 in 1Q 2022 (24.4% of sales).  Ignoring the portion of OE that were litigation expenses and non-cash IIA amortization expenses, OE in 1Q 2023 were 11.2% of consolidated sales compared to 10.6% of sales in 1Q 2022.  A stronger USD in 1Q 2023 compared to 1Q 2022 helped OI performance by reducing OUS OE in USD terms by $80, comprised of reducing IIA amortization expense by $49 and all other OUS OE by $31.

Consolidated G&A expenses were $2,873 (22.9% of sales) in 1Q 2023 compared to $2,551 (20.7% of sales) in 1Q 2022. G&A expenses include litigation costs which were $409 in 1Q 2023 compared to $61 in 1Q 2022. The G&A expenses in 1Q 2023 included $483 (3.9% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $532 (4.3% of sales) in 1Q 2022.  The lower USD IIA amortization expense was the result of a stronger USD, as the Femcare amortization expense in GBP in 1Q 2023 was the same as in 1Q 2022. In addition, G&A expenses in both periods included $1,105 IIA amortization expense resulting from the purchase of the CSI remaining U.S. exclusive Filshie distribution rights, which represented 8.8% of 1Q 2023 sales compared to 9.0% of 1Q 2022 sales.  Excluding the litigation and non-cash IIA amortization expenses, G&A expenses were $876 (7.0% of sales) in 1Q 2023 compared to $853 (6.9% of sales) in 1Q 2022.  The change in FX rates reduced 1Q 2023 OUS G&A expenses by $74, comprised of reducing IIA amortization expense by $49 and all other G&A expenses by $24.

S&M expenses were $387 (3.1% of sales) in 1Q 2023 compared to $336 (2.7% of sales) in 1Q 2022.  The change in FX rates reduced 1Q 2023 OUS S&M expenses by $6.

R&D expenses in 1Q 2023 were $144 (1.1% of sales) compared to $123 (1.0% of sales) in 1Q 2022. The change in FX rates reduced 1Q 2023 OUS R&D expenses by $1.

In summary, OI in 1Q 2023 was $4,439 (35.5% of sales) compared to $4,522 (36.7% of sales) in 1Q 2022.  The lower OI Margin was due to the $348 higher litigation expenses.

Income Before Tax (EBT).

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI. Consolidated 1Q 2023 EBT was $5,119 (40.9% of sales) compared to $4,530 (36.8% of sales) in 1Q 2022. The $589 (+13.0%) higher 1Q 2023 EBT compared to 1Q 2022 was the result of $673 higher NOI. NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. NOI in 1Q 2023 included $646 higher interest income on UTMD’s cash balances.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,562 in 1Q 2023 compared to $2,916 in 1Q 2022. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,962 in 1Q 2023 compared to EUR 1,806 in 1Q 2022. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP 23 in 1Q 2023 compared to GBP (159) in 1Q 2022. The 1Q 2023 EBT of Utah Medical Products Canada, Inc. was CAD 158 in 1Q 2023 compared to CAD 154 in 1Q 2022.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2023 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $6,919 compared to $6,371 in 1Q 2022, an 8.6% increase. Management believes that the 1Q 2023 operating performance provides a start that is consistent with achieving its financial objectives for the calendar year 2023, as previously provided in its 2022 SEC 10-K Report. UTMD’s trailing last twelve-month EBITDA was $28,439.

Net Income (NI).

NI in 1Q 2023 of $4,214 was 19.2% higher than the NI of $3,534 in 1Q 2022. UTMD’s NI Margin, NI divided by consolidated sales, was 33.7% in 1Q 2023 and 28.7% in 1Q 2022. The average consolidated income tax provision rates (as a % of EBT) in 1Q 2023 was 17.7% and in 1Q 2022 was 22.0%. The lower provision rate in 1Q 2023 resulted primarily from a portion of interest income that is tax-exempt.

Earnings per share (EPS).

EPS in 1Q 2023 were 20.2% higher than in 1Q 2022.  UTMD’s increase in NI was leveraged for EPS as a result of 28,629 fewer diluted shares used to calculate EPS in 1Q 2023 compared to 1Q 2022. Diluted shares were 3,636,286 in 1Q 2023 compared to 3,664,915 in 1Q 2022.  Outstanding shares were 3,628,067 at the end of 1Q 2023. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2023 was 66,883 at an average exercise price of $73.64, including shares awarded but not yet vested.  This compares to 67,433 unexercised option shares at the end of 2022 at an average exercise price of $73.66/ share, including shares awarded but not vested. The difference was due to 300 employee option exercises and 250 cancellations during 1Q 2023. The number of shares added as a dilution factor in 1Q 2023 was 8,456 compared to 10,125 in 1Q 2022.

Outstanding shares at the end of 1Q 2023 were 3,628,067 compared to 3,627,767 at the end of calendar year 2022. The difference was due to 300 employee option exercises during 1Q 2023.

There were no stock repurchases in 1Q 2023.  During the last year since the end of 1Q 2022, UTMD repurchased 30,105 of its shares.  No options were awarded in 1Q 2023.  During the last year since the end of 1Q 2022, 20,600 options were awarded to 40 employees at an exercise price of $82.60.

UTMD paid a $1,070 ($0.295/share) cash dividend to stockholders in 1Q 2023. UTMD did not pay a cash dividend to stockholders in 1Q 2022 because the special $7,309 ($2.00/share) dividend, which was declared in 4Q 2021, was paid in December before the end of the 2021 calendar year instead of in January 2022.

During 1Q 2023 and 1Q 2022, UTMD did not repurchase its shares. In 2Q 2022, UTMD repurchased 30,105 shares at $82.88 per share. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2023 was $94.77, down 6% from the $100.53 closing price at the end of 2022.  The closing share price at the end of 1Q 2022 was $89.86.

Balance Sheet.

At March 31, 2023 compared to three months earlier at the end of 2022, UTMD’s cash and investments increased $5.9 million to $80.9 million as a result of profitable operations. At March 31, 2023, net Intangible Assets declined to 17.5% of total consolidated assets from 19.2% on December 31, 2022. Primarily as a result of hedging for supply chain disruption, March 31, 2023 inventories increased another $1.1 million from the end of 2022. The extra raw material purchases helped reduce average inventory turns from 2.7 at the end of 1Q 2022 to 2.0 at the end of 1Q 2023.  Because cash and inventories increased substantially while current liabilities remained about the same, UTMD’s strong current ratio improved to 15.7 at March 31, 2023 from 13.0 at March 31, 2022.  Consolidated Accounts Receivable (net of allowances) declined $1.9 million at March 31, 2023 compared to March 31, 2022 as a result of the aging of receivables improving to an average of 27 days on a rolling sales quarter basis compared to 42 days one year ago.

As of March 31, 2023, Stockholders’ Equity increased $8.8 million compared to a year earlier at March 31, 2022 despite a reduction in Stockholders’ Equity from the $4.2 million ($1.17/ share) in stockholder cash dividends paid during the last twelve months.  During 1Q 2023, Stockholders’ Equity increased $3.8 million from the end of 2022.

Financial ratios as of March 31, 2023 which may be of interest to stockholders follow:

1)Current Ratio = 15.7

2)Days in Trade Receivables (based on 1Q 2023 sales activity) = 27

3)Average Inventory Turns (based on 1Q 2023 CGS) = 2.0

4)2023 YTD ROE (before dividends) = 14.5%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31

(in thousands except Earnings Per Share)	1Q 2023	1Q 2022	Percent Change
Net Sales	$12,520	$12,323	1.6%
Gross Profit	7,843	7,532	4.1%
Operating Income	4,439	4,522	(1.9%)
Income Before Tax	5,119	4,530	13.0%
Net Income	4,214	3,534	19.2%
Earnings Per Share	$1.159	$0.964	20.2%
Shares Outstanding (diluted)	3,636	3,665

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2023	(audited) DEC 31, 2022	(unaudited) MAR 31, 2022
Assets
Cash & Investments	$ 80,912	$ 75,052	$ 65,873
Accounts & Other Receivables, Net	3,818	5,538	5,720
Inventories	9,940	8,814	7,367
Other Current Assets	442	515	520
Total Current Assets	95,112	89,919	79,480
Property & Equipment, Net	10,241	10,224	10,997
Intangible Assets, Net	22,417	23,731	29,326
Total Assets	$127,770	$123,874	$119,803
Liabilities & Stockholders’ Equity
Accounts Payable	1,027	1,218	1,454
REPAT Tax Payable	419	419	220
Other Accrued Liabilities	4,628	4,323	4,424
Total Current Liabilities	6,074	5,960	6,098
Deferred Tax Liability – Intangibles	1,456	1,513	1,946
Long Term Lease Liability	328	341	382
Long Term REPAT Tax Payable	1,256	1,256	1,675
Deferred Income Taxes	638	549	534
Stockholders’ Equity	118,018	114,255	109,168
Total Liabilities & Stockholders’ Equity	$127,770	$123,874	$119,803